Exhibit 99.1

January 5, 2023

F&M Trust hires Chad Carroll as COO

CHAMBERSBURG, Pa. – F&M Trust is pleased to announce the hiring of Chad Carroll as Executive Vice President and Chief Operating Officer.

In his new role, Carroll will be responsible for planning, organizing, and controlling the day-to-day activities of the bank and collaborating with the President & Chief Executive Officer in the overall administration of the bank. As a member of the bank’s senior management team, he will participate in the development of strategic plans while managing a portion of the bank’s activities in the best interests of the shareholders, customers, employees, and the communities the bank serves.

“As the bank continues to grow, both geographically and in asset size, we are excited to have Chad join us,” said Tim Henry, President and CEO of F&M Trust. “He brings a wealth of knowledge and experience to F&M Trust that will help us further execute our strategic plan and drive shareholder value.”

Carroll comes to F&M Trust from S&T Bank, where he was Executive Vice President, Chief Administrative Officer, and Director of Consumer Banking. During his five years with S&T Bank, he worked in mortgage and consumer lending, oversaw significant loan balance and deposit growth, and increased financial services revenue each year.

He has a bachelor’s degree in economics and history, and attended IESE Leadership College in Madrid, Spain.

Carroll has volunteered at local food banks, Boys & Girls Club, and Junior Achievement.

He enjoys playing golf, watching his son play college sports, and vacations at the beach.

Carroll is based at F&M Trust’s corporate headquarters in Chambersburg.

About F&M Trust: A subsidiary of Franklin Financial Services Corp., F&M Trust is an independent community bank headquartered in Chambersburg. With approximately $1.8 billion in assets, F&M Trust has 22 community-banking locations in Franklin, Cumberland, Fulton, and Huntingdon counties in Pennsylvania and in Washington County, Maryland. Please visit fmtrust.bank for more information.